Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASCENA RETAIL GROUP, INC.

          The undersigned corporation (the “Corporation”), in order to amend its Second Amended and Restated Certificate of Incorporation, hereby certifies as follows:

          FIRST: The name of the Corporation is ASCENA RETAIL GROUP, INC.

          SECOND: The Corporation hereby amends its Second Amended and Restated Certificate of Incorporation as follows:

          The first paragraph of Section 4 of the Second Amended and Restated Certificate of Incorporation, relating to the total number of shares of stock for which the Corporation shall have the authority to issue, is hereby amended in its entirety and, as so amended, shall read as follows:

          Section 4. The total authorized capital stock of the Corporation shall consist of the following classes of stock: (a) One Hundred Thousand (100,000) shares of preferred stock with a par value of one cent ($.01) per share (“Preferred Stock”); and (b) Three Hundred Sixty Million (360,000,000) shares of common stock with a par value of one cent ($.01) per share (“Common Stock”). Subject to the rights of the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of subsection (a) of this Section 4, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased.

          THIRD: The written amendment effected herein was authorized by the written consent, setting forth the action so taken, of a majority of all of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 3rd day of December, 2010.

ASCENA RETAIL GROUP, INC.

By:	/s/ David R. Jaffe

Name: David R. Jaffe
Title: President and Chief Executive Officer

Signature Page to Certificate of Amendment